                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-03222
                                                                    333-03222-01
                                                                    333-03222-02

                      DEAN WITTER SPECTRUM STRATEGIC L.P.
                      DEAN WITTER SPECTRUM TECHNICAL L.P.
                       DEAN WITTER SPECTRUM BALANCED L.P.
                                ---------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                              DATED APRIL 25, 1997

THIS SUPPLEMENT IS AN INTEGRAL PART OF, AND MUST BE READ TOGETHER WITH, THE PROSPECTUS DATED APRIL 25, 1997 (THE "PROSPECTUS"). ALL CAPITALIZED TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS USED IN THE PROSPECTUS. ALL PAGE AND SECTION REFERENCES HEREIN ARE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY AN "S-", WHICH ARE TO THIS SUPPLEMENT.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. SEE "SUMMARY OF THE PROSPECTUS--INVESTMENT REQUIREMENTS" (PAGE 1), "RISK FACTORS" (PAGE 13), AND "CONFLICTS OF INTEREST" (PAGE 20).

    The Partnerships are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

    An investment in the Partnerships involves significant risks, including the following:

    - Futures interests trading is speculative and volatile. The Partnerships' trading has been volatile. Such volatility could result in an investor losing all or a substantial part of his investment.

    - The Partnerships are subject to substantial charges by the Trading Advisors and DWR. Spectrum Strategic, Spectrum Technical and Spectrum Balanced must earn estimated annual net trading profits (after taking into account estimated interest income based upon current rates of 5%) of 7.62%, 7.65% and 1.19%, respectively, of their average annual Net Assets in order to avoid depletion or exhaustion of their assets. Investors should see "Description of Charges to Each Partnership--3. Break Even Analysis" on page S-1 for the effect of redemption charges which are not included in the above figures.

    - No secondary market for Units exists. Units may be redeemed monthly only after the end of the sixth month following the closing at which an investor first became a Limited Partner in the Spectrum Series. A Unit redeemed at or prior to the twenty-fourth month following the closing at which such Unit was issued may be subject to redemption charges. Certain market conditions may result in possible delays in, or inability to pay, redemptions.

    - Conflicts of interests exist that may adversely affect the Partnerships, including the facts that DWR and the General Partner are affiliates, fees to DWR have not been negotiated in arm's-length transactions, and DWR employees will receive a portion of the brokerage fees paid by the Partnerships. See "Conflicts of Interest."

    - A Partnership will not be profitable unless the Trading Advisors for the Partnership are collectively successful with their trading programs. Past performance is not necessarily indicative of future results.

    - While the General Partner does not intend to make any distributions, profits earned in any year by a Partnership will result in taxable income to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN ANY ONE OF THESE POOLS NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.
                            ------------------------

                           DEAN WITTER REYNOLDS INC.
               THE DATE OF THIS SUPPLEMENT IS DECEMBER 19, 1997.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Description of Charges to Each Partnership................................................................        S-1
Investment Program, Use of Proceeds and Trading Policies..................................................        S-2
The Spectrum Series.......................................................................................        S-3
    Performance Records...................................................................................        S-3
The General Partner.......................................................................................        S-5
The Trading Advisors......................................................................................        S-6
    Dean Witter Spectrum Strategic L.P....................................................................        S-6
    Dean Witter Spectrum Technical L.P....................................................................        S-7
    Dean Witter Spectrum Balanced L.P.....................................................................        S-8
The Commodity Brokers.....................................................................................        S-8
Certain Litigation........................................................................................        S-9
Material Federal Income Tax Consideration.................................................................        S-9

   THE FOLLOWING INFORMATION SUPPLEMENTS, OR, IN CERTAIN INSTANCES, REPLACES PORTIONS OF, THE PROSPECTUS, AND ACCORDINGLY MUST BE READ AS AN INTEGRAL PART
                               OF THE PROSPECTUS.

                   DESCRIPTION OF CHARGES TO EACH PARTNERSHIP

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--DESCRIPTION OF CHARGES TO EACH PARTNERSHIP" ON PAGES 5-7 AND "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP" ON PAGES 24-29.

    Effective August 1, 1997, the flat-rate brokerage fee payable to the Commodity Broker was reduced to a rate of 51/80 of 1% of the Net Assets (a 7.65% annual rate) as of the first day of the month with regard to each of Spectrum Strategic and Spectrum Technical, and to a rate of 49/120 of 1% of the Net Assets (a 4.90% annual rate) as of the first day of the month with regard to Spectrum Balanced.

    THE FOLLOWING UPDATES THE BREAK EVEN INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE DEAN WITTER SPECTRUM SERIES" ON PAGE 2, UNDER "SUMMARY OF THE PROSPECTUS--DESCRIPTION OF CHARGES TO EACH PARTNERSHIP" ON PAGE 7, AND UNDER "RISK FACTORS--RISKS RELATING TO THE PARTNERSHIPS AND THE OFFERING OF UNITS--SUBSTANTIAL CHARGES TO EACH PARTNERSHIP" ON PAGE 16, AND UPDATES AND REPLACES "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--3. BREAK EVEN ANALYSIS" ON PAGES 28-29 TO REFLECT A CURRENT SELLING PRICE AND REDUCED BROKERAGE FEES.

3. BREAK EVEN ANALYSIS

    Based upon the annual fees and expenses of Spectrum Strategic, Spectrum Technical and Spectrum Balanced that took effect as of August 1, 1997, the Partnerships will be required to earn estimated net trading profits (after taking into account estimated interest income based upon current rates of 5%) of 10.70%, 10.76% and 4.26%, respectively, per year of their average annual Net Assets in order for a Limited Partner to pay the redemption charge and to recoup its initial investment upon redemption after one year.

    Based upon the selling price as of October 31, 1997, Spectrum Strategic, Spectrum Technical and Spectrum Balanced must earn estimated net trading profits of $1.11, $1.49 and $.57 per Unit, respectively, in order for a Limited Partner to recoup its initial investment upon redemption of a Unit after one year after payment by the Partnership of its expenses and payment of the 3% redemption charge (as calculated below)).

                                                                                  SPECTRUM     SPECTRUM     SPECTRUM
                                                                                  STRATEGIC    TECHNICAL    BALANCED
                                                                                 -----------  -----------  -----------
                                                                                      $            $            $
Selling Price per Unit (as of 10/31/97)(1).....................................       10.37        13.85        13.39
Management Fee(2)..............................................................         .41          .55          .17
Brokerage Fee(3)...............................................................         .79         1.06          .66
Less: Interest Income(4).......................................................        (.41)        (.55)        (.67)
Redemption Fee(5)..............................................................         .32          .43          .41
Incentive Fee(6)...............................................................      --           --           --
Amount of Trading Income Required for a Limited Partner to Recoup its
  Investment at the End of One Year............................................        1.11         1.49          .57
Percentage of Initial Selling Price............................................       10.70%       10.76%        4.26%

------------------------

NOTES

(1) Units are offered for sale at monthly closings held as of the last day of each month at a purchase price equal to 100% of the Net Asset Value of the Unit at the close of business as of the date of the closing.

(2) In the case of Spectrum Strategic and Spectrum Technical, monthly management fees are equal to 1/3 of 1% of the Net Assets allocated to each Trading
     Advisor on the first day of each month (a 4% annual rate). In the case of Spectrum Balanced, the monthly management fee is equal to 5/48 of 1% of the Partnership's Net Assets on the first day of each month (a 1.25% annual rate).

(3) Effective August 1, 1997, the brokerage fee in the case of Spectrum Strategic and Spectrum Technical is a flat-rate monthly fee of 51/80 of 1% of the Net Assets (a 7.65% annual rate) as of the first day of the month. The brokerage fee in the case of Spectrum Balanced is a flat-rate monthly fee of 49/120 of 1% of the Net Assets (a 4.90% annual rate) as of the first day of the month. Such fee covers all brokerage commissions, transaction fees and costs (including "give up" and transfer fees) and ordinary administrative and continuing offering expenses. For purposes of the above table, brokerage fees were based on the new reduced rates.

(4) DWR credits each Partnership at month-end with interest income as if 80%, in the case of Spectrum Strategic and Spectrum Technical, and 100%, in the case of Spectrum Balanced, of such Partnership's average daily Net Assets for the month were invested at a prevailing rate on U.S. Treasury Bills. Such rate was estimated based upon current rates of 5%.

(5) Units redeemed at the end of one year from the date of purchase are subject to a 3% redemption charge.

(6) Incentive fees are assumed to be zero because (i) interest income is greater than the redemption fee and (ii) each Trading Advisor's trading profits equal expenses.

            INVESTMENT PROGRAM, USE OF PROCEEDS AND TRADING POLICIES

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "SPECTRUM STRATEGIC," "SPECTRUM TECHNICAL," AND "SPECTRUM BALANCED" ON PAGES 32-34 AS REGARDS ASSETS MANAGED BY THE TRADING ADVISORS:

    As of October 31, 1997, Blenheim and Shilling & Co. were managing approximately $65 million and $25 million, respectively, of client assets pursuant to the trading strategies described in the Prospectus ("notional funds" excluded), while Willowbridge was managing approximately $359 million of assets pursuant to its XLIM trading program and approximately $346 million of client assets pursuant to its other programs ("notional funds" excluded).

    As of October 31, 1997, Campbell was managing approximately $714 million of client assets pursuant to its Financial, Metal & Energy Large Portfolio and approximately $850 million pursuant to all of its programs; Chesapeake was managing approximately $878 million of customer funds pursuant to its Diversified Program, approximately $99 million of client assets pursuant to its Financial and Metals Program, and approximately $1.02 billion of client assets pursuant to all of its programs ("notional funds" excluded in all cases); and JWH was managing approximately $356 million of client assets pursuant to its Original Investment Program, approximately $1.2 billion of client assets pursuant to its Financial and Metals Portfolio, and approximately $2.2 billion pursuant to all of its portfolios, collectively.

    As of October 31, 1997, RXR was managing approximately $247 million of client assets pursuant to its Balanced Portfolio Program, and approximately $272 million pursuant to all of its programs ("notional funds" excluded).

    As of October 31, 1997, the current allocations of Spectrum Strategic for each of the Trading Advisors were as follows: Blenheim Investments, Inc. (40.3%), A. Gary Shilling & Co., Inc. (15%), and Willowbridge Associates Inc. (44.7%).

    As of October 31, 1997, the current allocations of Spectrum Technical for each of the Trading Advisors were as follows: Campbell & Company, Inc. (21.3%), Chesapeake Capital Corporation (36.2%), and John W. Henry & Company, Inc. (42.5%).

    As of October 31, 1997, RXR, Inc., the Trading Advisor for Spectrum Balanced, was allocated 100% of Spectrum Balanced's net assets.

                              THE SPECTRUM SERIES

    THE FOLLOWING UPDATES AND REPLACES THE SECOND PARAGRAPH UNDER "THE SPECTRUM SERIES--THE CONTINUING OFFERING" ON PAGE 36.

    At the Monthly Closings held by the General Partner and DWR through October 31, 1997, Spectrum Strategic had sold an additional 5,947,058.788 Units and received proceeds of $63,431,178.16; Spectrum Technical had sold an additional 12,748,461.848 Units and received proceeds of $156,406,634.72; and Spectrum Balanced had sold an additional 2,065,894.891 Units and received proceeds of $23,705,063.50. In connection with such Monthly Closings, the General Partner contributed an additional $507,000 to Spectrum Strategic, $1,368,000 to Spectrum Technical, and $105,000 to Spectrum Balanced. At the close of business on October 31, 1997, Spectrum Strategic had approximately 9,049 Limited Partners of record, Spectrum Technical had approximately 17,154 Limited Partners of record and Spectrum Balanced had approximately 3,544 Limited Partners of record. At the close of business on October 31, 1997, Spectrum Strategic had 5,891,221.983 unsold Units, Spectrum Technical had 4,467,734.435 unsold Units, and Spectrum Balanced had 5,694,588.790 unsold Units. The General Partner, in its discretion, may register and sell additional Units from time to time.

    THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION CONTAINED ON PAGES 37-39. THE FOOTNOTES ON PAGE 39 ARE AN INTEGRAL PART OF THE FOLLOWING TABLES.

PERFORMANCE RECORDS

    The Partnerships began trading on November 2, 1994. The performance summary of each such Partnership from the commencement of trading through October 31, 1997 is set forth in Tables I, II and III below. All performance information has been calculated on an accrual basis in accordance with generally accepted accounting principles.

                            ------------------------

INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN EACH CAPSULE PERFORMANCE SUMMARY IS NOT INDICATIVE OF, AND HAS NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY SPECTRUM STRATEGIC, SPECTRUM TECHNICAL AND SPECTRUM BALANCED, RESPECTIVELY, IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS, THERE CAN BE NO ASSURANCE THAT ANY PARTNERSHIP WILL MAKE ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM FUTURES INTEREST TRADING.

                                                                         TABLE I

                       PERFORMANCE OF SPECTRUM STRATEGIC

Type of Pool:  Publicly-Offered Fund
Inception of Trading:  November 2, 1994
Aggregate Subscriptions:  $70,791,043
Current Capitalization:  $57,499,522
Current Net Asset Value per Unit:  $10.37
Worst Monthly % Drawdown (Month/Year):  (10.29)% (February 1996)
Worst Month-End Peak-to-Valley Drawdown: (16.78)% (7 months, April 1997 - October 1997)

                                                         MONTHLY PERFORMANCE
                                       --------------------------------------------------------
MONTH                                       1997           1996          1995          1994
-------------------------------------  --------------  ------------  ------------  ------------
                                             %              %             %             %
January..............................      (0.66)          3.71         (3.50)
February.............................      10.09         (10.29)         1.45
March................................       6.77          (0.97)         7.86
April................................      (6.90)          6.08          0.00
May..................................       0.78          (3.05)        (0.66)
June.................................      (1.63)         (2.86)        (6.38)
July.................................       7.65          (4.91)        (0.81)
August...............................      (4.93)          1.14          4.00
September............................      (6.03)          5.11         (0.39)
October..............................      (6.24)          2.92          0.30
November.............................                      3.49          2.76          0.10
December.............................                     (2.65)         6.24          0.00
Compound Annual/Period
  Rate of Return.....................      (2.81)         (3.53)        10.49          0.10
                                        (10 months)                                 (2 months)

                                                                        TABLE II

                       PERFORMANCE OF SPECTRUM TECHNICAL

Type of Pool:  Publicly-Offered Fund
Inception of Trading:  November 2, 1994
Aggregate Subscriptions:  $165,741,688
Current Capitalization:  $168,713,114
Current Net Asset Value per Unit:  $13.85
Worst Monthly % Drawdown (Month/Year):  (6.39)% (February 1996)
Worst Month-End Peak-to-Valley Drawdown:  (8.27)% (3 months, March 1997 - May
1997)

                                                       MONTHLY PERFORMANCE
                                     --------------------------------------------------------
MONTH                                     1997           1996          1995          1994
-----------------------------------  --------------  ------------  ------------  ------------
                                           %              %             %             %
January............................       3.67           4.78         (1.84)
February...........................       1.13          (6.39)         5.10
March..............................      (1.82)          1.24         10.21
April..............................      (2.93)          4.82          3.60
May................................      (3.75)         (3.84)         0.69
June...............................       0.69           3.21         (1.12)
July...............................       9.33          (4.80)        (2.44)
August.............................      (5.97)         (0.35)        (0.63)
September..........................       1.85           5.50         (3.33)
October............................       0.36           9.92         (0.09)
November...........................                      8.34          0.93         (0.90)
December...........................                     (3.88)         6.09         (1.31)
Compound Annual/Period
  Rate of Return...................       1.76          18.35         17.59         (2.20)
                                      (10 months)                                 (2 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                       TABLE III

                        PERFORMANCE OF SPECTRUM BALANCED

Type of Pool:  Publicly-Offered Fund

Inception of Trading:  November 2, 1994

Aggregate Subscriptions:  $26,303,532

Current Capitalization:  $24,379,212

Current Net Asset Value per Unit:  $13.39

Worst Monthly % Drawdown (Month/Year):  (7.92)% (February 1996)

Worst Month-End Peak-to-Valley Drawdown:  (10.64)% (4 months, February 1996-May
1996)

                                                     MONTHLY PERFORMANCE
                                   --------------------------------------------------------
MONTH                                   1997           1996          1995          1994
---------------------------------  --------------  ------------  ------------  ------------
                                         %              %             %             %
January..........................       3.35           0.41          1.32
February.........................       3.16          (7.92)         4.62
March............................      (2.50)         (1.08)         2.88
April............................      (1.65)          1.27          2.15
May..............................       1.68          (3.13)         4.38
June.............................       3.64           0.46          0.79
July.............................      11.89           0.83         (1.39)
August...........................      (5.92)         (0.82)        (1.41)
September........................       3.26           2.30          1.61
October..........................      (1.69)          3.77          0.26
November.........................                      4.76          2.72         (0.50)
December.........................                     (3.88)         2.99         (1.21)
Compound Annual/Period
  Rate of Return.................      15.13          (3.65)        22.79         (1.70)
                                    (10 months)                                 (2 months)

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                              THE GENERAL PARTNER

    THE FOLLOWING UPDATES THE INFORMATION UNDER "THE GENERAL PARTNER" ON PAGES 52-54. NOTE THAT BECAUSE THE PARTNERSHIPS HAVE BEEN TRADING FOR MORE THAN THREE YEARS, PURSUANT TO CFTC RULES THE GENERAL PARTNER'S PAST PERFORMANCE INFORMATION HAS NOT BEEN UPDATED.

DIRECTORS AND OFFICERS OF THE GENERAL PARTNER

    Laurence E. Mollner is no longer a Director of the General Partner.

                              THE TRADING ADVISORS

    THE FOLLOWING SUPPLEMENTS AND UPDATES THE INFORMATION UNDER "THE TRADING ADVISORS" ON PAGES 58-140. NOTE THAT BECAUSE THE PARTNERSHIPS HAVE BEEN TRADING FOR MORE THAN THREE YEARS, PURSUANT TO CFTC RULES THE TRADING ADVISORS' PAST PERFORMANCE INFORMATION HAS NOT BEEN UPDATED. FOR UPDATED PERFORMANCE INFORMATION FOR THE PARTNERSHIPS, SEE PAGES S-4 TO S-5.

DEAN WITTER SPECTRUM STRATEGIC L.P

    THE FOLLOWING UPDATES THE INFORMATION RELATING TO A. GARY SHILLING & CO., INC. ("SHILLING & CO.") ON PAGES 69-70.

    Mr. John B. Trammell is no longer employed by Shilling & Co.

    THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO WILLOWBRIDGE ASSOCIATES INC. ("WILLOWBRIDGE") ON PAGES 74-76.

    The trading principals of Willowbridge are Philip L. Yang and Michael Y.
Gan.

    The following is substituted for the personal biography of Philip L. Yang on page 74:

    Mr. Philip L. Yang has been the sole shareholder, Director and President of Willowbridge since September 1, 1992, and also held those positions from the time he formed Willowbridge in January 1988 through September 1989. Mr. Yang is registered as an associated person of Willowbridge. He is individually registered with the CFTC as a commodity pool operator and a commodity trading advisor and is a member of the NFA in such capacities. He is also a principal and an associated person of Doublewood and Union Spring. From 1983 through August 1988 and from October 1989 through August 1992, Mr. Yang was a Senior Vice President at Caxton Corporation, a commodity trading advisory firm, serving initially as Director of Research, where his research concentration was in the development and application of computerized trading models for a broad range of financial markets, and later as Director of Commodity Trading. Mr. Yang obtained a bachelor's degree with honors from the University of California at Berkeley, where he was inducted into Phi Beta Kappa. He received his master's degree from the Wharton School of the University of Pennsylvania. He co-authored with Richard G. Faux, Jr., "Managed Futures: The Convergence with Hedge Funds, a chapter in EVALUATING AND IMPLEMENTING HEDGE FUND STRATEGIES, a book published in 1996 by Euromoney Publications.

    The following supplements the XLIM Trading Approach discussed on page 75:

    While trading decisions are based on fundamental and technical market analysis, of equal importance is the anecdotal information Mr. Yang pieces together about specific market opportunities. He then develops expectations and formulates reward-to-risk judgments about the markets. Mr. Yang emphasizes only a small number of core positions at any time, selecting those for which the reward-to-risk is the most favorable and for which he believes he has an advantage over conventional market expectations. Only a small amount of capital is initially risked; incremental positions are then added as open equity profits are built up. Likewise the additional positions are liquidated if the market moves against them.

    XLIM trades are selected from a wide variety of futures contracts, forwards, spot, and options, on United States and international markets, including, but not limited to, financial instruments, currencies, precious and base metals, and agricultural commodities.

DEAN WITTER SPECTRUM TECHNICAL L.P.

    THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION OF CAMPBELL & COMPANY, INC. ("CAMPBELL") ON PAGES 83-86.

    Mr. D. Keith Campbell is Chairman of the Board of Campbell and no longer holds the title of Chief Executive Officer.

    Mr. Bruce L. Cleland is the Chief Executive Officer and President of Campbell and no longer holds the title of Chief Operating Officer.

    THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC. ("JWH-REGISTERED TRADEMARK-") ON PAGES 99-102.

    James E. Johnson, Jr., Mary Beth Hardy, Glenda G. Twist, John A.F. Ford, and Jack M. Ryng, C.P.A., are no longer principals or employees of JWH.

    The following persons have been added as principals of JWH:

    Ms. Eilene Nicoll is the vice president of trading administration and is a member of the Investment Policy Committee of JWH. Prior to joining JWH in July 1997, Ms. Nicoll was a vice president beginning in January 1997 at Commercial Materials, L.L.C., a newly organized corporation which had not yet begun operations by the time she left in July 1997. She was a vice president and director at West Course Capital, Inc., a CTA, from January 1994 until it dissolved in December 1996. At West Course Capital, Inc. Ms. Nicoll was responsible for operations and administration. Prior to joining West Course Capital, Inc. she was a vice president at REFCO, Inc. from May 1991 to December 1993. While at REFCO, she was also a principal of Nikkhah & Nicoll Asset Management, Inc., a CPO. From January 1991 to May 1991, Ms. Nicoll was employed by Moore Capital Management, Inc., where she was involved in all aspects of the commodity trading advisor business, including administration, marketing, and allocation of proprietary capital. Ms. Nicoll was at Shearson Lehman Brothers from January 1987 to December 1990 as vice president-futures. From 1984 through 1986 she was an independent discretionary trader. Ms. Nicoll was employed at Commodities Corporation (USA) N.V. from 1978 to 1984 where she was an assistant vice president. Ms. Nicoll received her B.A. in psychology from Brooklyn College.

    Mr. Paul D. Braica, C.P.A., is the managing director of administration and a member of the Operating Committee of JWH. He is also treasurer of JWH Financial Products, Inc. Since joining JWH in April, 1996, Mr. Braica has held positions of increasing responsibility in internal audit, risk management and administration. Prior to joining JWH, he was employed with Ernst & Young LLP as an Auditor from December 1994 to March 1996 and as a Tax Manager from July 1986 to September 1993. From October 1993 to November 1994 he was the director of fund accounting at Organizer Systems, Inc. Mr. Braica received his B.A. in Economics from Gettysburg College, his M.B.A. from Rutgers University and his M.S. in Taxation from Seton Hall University.

    Mr. Kevin J. Treacy is a vice president and internal auditor and a member of the Operating Committee of JWH. Prior to joining JWH in September 1997, Mr. Treacy was the chief financial officer of Kenmar Advisory Corp. ("Kenmar"), a registered CPO, from August 1993 to August 1997. While at Kenmar, Mr. Treacy was also a principal of multiple Kenmar affiliates which were registered as CTAs, CPOs and as an Introducing Broker. At Kenmar, he was responsible for corporate finance and administration for the firm and its affiliates. Beginning in September 1986, Mr. Treacy worked for E.S. Jacobs & Co., a corporation specializing in leveraged buyouts and venture capital investments, where he held positions of increasing responsibility, lastly as the firm's chief financial officer until July 1993. He received his Bachelor of Commerce and Masters in Accounting from University College Dublin.

    Mr. Kenneth S. Webster, C.P.A., is an assistant vice president and manager of investment support of JWH.

    Mr. Michael P. Flannery is an assistant vice president of JWH and will be a principal as soon as his NFA registration is granted.

DEAN WITTER SPECTRUM BALANCED L.P.

    THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO RXR, INC. ("RXR") ON PAGES 122-25.

    The following person has been added as a principal of RXR.

    Mr. James F. Tomeo, 39, is Senior Vice President and is a Director of The RXR Group. Mr. Tomeo is also the Director of Marketing and a Director of RXR. He has been with the firm since 1986. He is the former Chairman of the International Committee of the Managed Funds Association and is the U.S. representative to the Education and Research Committee of the Alternative Investment Management Association based in Europe. Before joining RXR, Mr. Tomeo worked for Donaldson, Lufkin and Jenrette as an alternative investment consultant and for the LTV Corporation in New York. Mr. Tomeo graduated from Bucknell University in 1980 with a Bachelor of Science degree in business administration, the University of Hartford in 1987 with a Master of Business Administration degree, and the Institute of International Studies and Training (Japanese business study program) in 1988. He also attended New York University where he studied international capital markets and finance.

                             THE COMMODITY BROKERS

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "THE COMMODITY BROKER" ON PAGE 145.

    Following the merger of the parent of DWR and Morgan Stanley Group Inc. earlier this year, DWR completed the sale in July of its institutional futures business and foreign currency trading operations (including futures exchange and clearinghouse memberships, equipment, records and relevant personnel) to Carr Futures Inc. ("CFI"). The sale did not involve or otherwise affect the operations or personnel of DWR's Managed Futures Department or Demeter Management Corporation, the general partner of the Partnerships. Because DWR no longer maintains a futures clearing and foreign currency business, and so as to provide continuity of trading operations, the Partnerships' futures clearing and foreign currency account (along with the accounts of Demeter's other commodity pools) has been transferred to CFI. While CFI now acts as the counterparty on the Partnerships' foreign currency trades and acts as the clearing broker for the Partnerships' futures and futures option trades, DWR acts as the non-clearing commodity broker for the Partnerships and continues to hold most (70-80%) of the Partnerships' assets. The brokerage fees payable by the Partnerships to DWR are the same as those previously charged by DWR. DWR pays all fees and charges of CFI for acting as the Partnerships' foreign currency forward counterparty and for executing and clearing the Partnerships' futures and futures option trades. DWR continues to pay interest on the Partnerships' assets as described in the Prospectus.

    CFI is a subsidiary of Credit Agricole Indosuez, which had total equity of approximately $5.5 billion at December 31, 1996, and which is itself a subsidiary of Caisse Nationale de Credit Agricole, one of the ten largest banks in the world. All of CFI's obligations to the Partnerships are guaranteed by CFI's parent company. CFI has been registered under the CEAct as a futures commission merchant and has been a member of the NFA in such capacity since August of 1987. CFI's global headquarters is located at 10 South Wacker Drive, Suite 1100, Chicago, Illinois 60606. CFI acts as a commodity broker to individuals, corporate and institutional clients and is a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, the Commodity Exchange Inc., and other major commodities exchanges.

    Investors should note that because CFI now acts as the counterparty on the Partnerships' foreign currency trades, the counterparty risks disclosed under "Risk Factors--Risks Relating to Futures Interests Trading and the Futures Interests Markets--Special Risks Associated with Forward Trading" on pages 13-14 now apply to CFI and not DWR.

                               CERTAIN LITIGATION

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "CERTAIN LITIGATION" ON PAGES 145-146.

    With respect to the purported class action suits filed in the Superior Court of the State of California, County of Los Angeles against the Dean Witter Parties and others, note that on June 16, 1997, the plaintiffs in such actions filed a consolidated amended complaint.

    Because CFI acts as the clearing broker for the Partnerships' accounts, CFTC rules require disclosure of all material legal actions against CFI in the past five years. At any given time, CFI may be involved in various legal actions. On July 31, 1992, a CFTC Administrative Law Judge ("ALJ") ordered CFI to pay a former client of the firm approximately $1.7 million in damages, plus interest and costs, based upon certain alleged misrepresentations made by a former account executive. Al Baraka Investment and Development Corp. vs. Indosuez Carr Futures, Inc. (CFTC Docket No. 91-R-126). On May 3, 1993, the CFTC issued an Order of Summary Affirmance, which affirmed the ALJ's decision, and the U.S. Court of Appeals for the Seventh Circuit affirmed the CFTC order in June, 1994.

    During the five years preceding the date of this Prospectus, there have been (other than as described above) no material criminal, civil or administrative actions pending, on appeal or concluded against CFI or any of its principals.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" ON PAGES 158-165.

    The recently enacted Taxpayer Relief Act of 1997, among other things, provides that long-term capital gains for individual Limited Partners are taxed at a maximum marginal rate of 20%. Prospective investors should consult their tax advisors regarding this change and other changes in federal, state and local tax laws.